Exhibit 23.2




                   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


              The Board of Directors
              Alleghany Corporation:

              We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to the adoption by Alleghany of the provisions of Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and No. 109, "Accounting for Income Taxes" at December 31, 1993 and in 1992, respectively.


                                            /s/ KPMG Peat Marwick LLP


              New York, New York
              September 8, 1995